Exhibit 10.1

CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the "Agreement") is made as of September 4, 2018 (the "Effective Date"), between The Northern Trust Company, an Illinois banking corporation ("Northern Trust"), and Jana R. Schreuder ("Consultant") (Northern Trust and Consultant, each a "Party" and together the "Parties").
WHEREAS, Consultant previously was Executive Vice President and Chief Operating Officer of Northern Trust, and retired from Northern Trust, effective August 31, 2018, following 38 years of service to Northern Trust;
WHEREAS, following Consultant's retirement from Northern Trust, Northern Trust desires to continue to benefit from the experience and ability of Consultant in the capacity of a consultant to Northern Trust; and
WHEREAS, Consultant is willing to commit herself to serve as a consultant to Northern Trust, on the terms and conditions provided herein.
NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:
1. Engagement. Northern Trust hereby engages Consultant, as an individual, to provide consulting services to Northern Trust on the terms and conditions set forth herein. For purposes of this Agreement, "Northern Trust" means The Northern Trust Company, its successors, and any and all parents, subsidiaries or other affiliates (or any of their successors) as to which Consultant performs the Consulting Services, or has access to its Confidential Information in connection with the Consulting Services. For purposes of this Agreement, the term "affiliate" means any entity that owns or controls, is owned or controlled by, or is under common control with The Northern Trust Company.
2. Term. This Agreement shall commence as of the Effective Date and shall expire December 31, 2018 (the "Consulting Period"). Following the expiration of the Consulting Period, except as to those obligations which expressly or by their nature contemplate performance after expiration, the Parties' respective obligations under this Agreement shall cease and neither Party shall have any further obligation to the other Party under this Agreement.
3. Duties. During the Consulting Period, Consultant shall (i) provide consulting services to Northern Trust with respect to special projects as directed by Northern Trust's President and Chief Executive Officer (the "CEO"); and (ii) make herself available for general personal consultation with representatives of Northern Trust as determined by the CEO with respect to other issues that may arise from time to time (together, the "Consulting Services"). Consultant shall perform such services on a limited-time basis, and will not be required to devote more than such time as may be reasonably necessary to perform the Consulting Services during the Consulting Period, but in no event shall Consultant be expected to provide more than twenty (20) hours of Consulting Services during any calendar week of the Consulting Period.

4. Location of Work. Consultant may perform the Consulting Services from any reasonable location of her choice.
5. Policies and Procedures. Consultant shall perform the Consulting Services in accordance with the policies and procedures adopted and amended by Northern Trust from time to time, including without limitation those in place as of the Effective Date. Consultant acknowledges her familiarity with such policies and procedures.
6. Independent Contractor. Northern Trust engages Consultant to act as an independent contractor under this Agreement. This Agreement shall not be construed as creating a relationship of employment, agency, partnership, joint venture or any other form of legal association between Northern Trust and Consultant for any purpose. In performing her duties, Consultant shall have the sole discretion to determine the manner and means by which she shall perform the Consulting Services. Consultant acknowledges and agrees that while performing the Consulting Services she (i) will not be an employee of Northern Trust or any of its parents, subsidiaries or affiliates, (ii) will not be eligible to participate in, and will not participate as an active employee in, any of its employee benefit plans sponsored or maintained by Northern Trust or any of its parents, subsidiaries or affiliates, even if she is determined to be a common law or statutory law employee of Northern Trust, and she hereby waives any right to participate in such plans. Consultant shall not have the right, power or authority, express or implied, to create any such duty or obligation on behalf of Northern Trust, and Consultant shall not so suggest by words or conduct. Consultant will complete and return to Northern Trust a W-9 form with her Taxpayer Identification Number and will file all applicable tax returns and make all required payments in a manner consistent with her status as an independent contractor under this Agreement.
7. Non-Compete and Non-Solicitation.
7.1 Consultant agrees that:
7.1.1 During the Consulting Period and for a period of twelve (12) months after expiration of the Consulting Period, she will not perform services as an employee, officer, director or consultant for, or in any other capacity assist, any entity (other than Northern Trust), whether existing or in formation, that provides or plans to provide services the same as, substantially similar to, or in direct or indirect competition with those offered by Northern Trust and which Consultant rendered on behalf of Northern Trust during her tenure of employment with Northern Trust, including but not limited to, those relating to trust, investment management, financial and family business consulting, guardianship and estate administration, brokerage services, private and commercial banking, asset management, custody, fund administration, investment operations outsourcing, investment risk and analytical services, employee benefit services, securities lending, foreign exchange, treasury and cash management, and transition management services.
7.1.2    During the Consulting Period, she will not directly or indirectly, nor will she assist anyone else to, engage in any activity that is competitive with Northern Trust or any of its parents, subsidiaries or affiliates.

7.1.3 During the Consulting Period and for a period of twelve (12) months after expiration of the Consulting Period, she will not, except as authorized by Northern Trust in the course of her duties for Northern Trust: (a) provide, or directly assist in the provision of, any Competitive Services or Products to any Client or Prospective Client (as defined below); (b) directly or indirectly solicit, or assist in the Solicitation of, any Client or Prospective Client; or (c) directly or indirectly solicit, encourage, advise, induce or cause any Restricted Person (as defined below) to terminate his or her employment or engagement with Northern Trust, nor provide any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any Restricted Person.
7.1.4     Notwithstanding anything in this Agreement to the contrary, service as a director of an entity which has been approved in writing by Northern Trust prior to the commencement of such service shall not, in and of itself, constitute a violation of Section 7.1.1 or a Competitive Service or Product.
7.2 Consultant acknowledges that her duties for Northern Trust are not confined to any specific geographic area. Consultant therefore agrees that the restrictions in this Agreement attach to her conduct in any country where Northern Trust has carried out business (a) in which she has been materially involved or concerned and (b) with respect to Clients and Prospective Clients wherever they may be located during the twelve (12) month period after expiration of the Consulting Period.
7.3 Consultant recognizes that the restrictions set forth in this Agreement are reasonable in scope, including as to time, geography, and the nature of the activities they prohibit, and that they are necessary in order to protect the legitimate interests of Northern Trust including its Confidential Information, economic interests, goodwill, and the maintenance of a stable and productive workplace for the benefit of Northern Trust and its employees. Consultant further recognizes that Northern Trust will suffer immediate and irreparable harm as the result of any breach of such restrictions and that monetary damages will not be adequate to compensate Northern Trust for such breach. Consultant understands that Northern Trust may seek injunctive relief, in addition to monetary damages, to enforce those restrictions. In the event that Northern Trust shall successfully enforce any part of this Agreement through legal proceedings, Consultant agrees to pay Northern Trust all costs and attorneys’ fees reasonably incurred by it in that endeavor. In the event that Consultant is found to have breached any of the restrictions in this Agreement, the twelve (12) month time period provided for in Section 7.1.1 or 7.1.3 shall be deemed tolled (i.e., it will not run) for so long as Consultant was in violation of that restriction.
7.4 If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall be limited, modified and construed in accordance with applicable law as it then shall appear, and if such modification does not or cannot occur, then the provision in question shall be severed, this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, and the remainder of this Agreement shall be enforceable and binding upon the Parties.
7.5 Nothing in this Agreement (i) shall prohibit Consultant's Solicitation of or providing Competitive Services or Products to any Client or Prospective Client with whom

Consultant can demonstrate that she had a business relationship prior to the start of her employment with Northern Trust, provided that no Confidential Information is used, directly or indirectly, in connection with that Solicitation or provision of Competitive Services or Products; or (ii) is intended to prevent Consultant from seeking or accepting employment with any other financial services institution, bank, trust company, brokerage firm, or other competing entity after expiration of the Consulting Period, so long as such employment does not violate the restrictions of this Section 7; provided, that Consultant may be subject to non-solicitation and non-compete obligations arising from other arrangements or agreements, and nothing in this Agreement alters, prohibits or supersedes those obligations.
7.6 Definitions.
7.6.1 “Competitive Service or Product” means any service or product that satisfies both of the following criteria: (a) is the same or substantially similar to or directly or indirectly competitive with any service or product that Northern Trust provided to its clients during Consultant's employment by Northern Trust or the Consulting Period, and (b) is one as to which Consultant had active involvement or access to Confidential Information during Consultant's employment by Northern Trust or during the Consulting Period.
7.6.2 “Client” means any person or entity to which Northern Trust provided Competitive Services or Products during the last twenty-four (24) months of her employment by Northern Trust or during the Consulting Period. “Prospective Client” means any person or entity to which Northern Trust provided, or from which Northern Trust received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) for Northern Trust to provide Competitive Services or Products, and with whom Northern Trust was engaged in negotiations, during the last twelve (12) months of her employment with Northern Trust or during the Consulting Period. “Client” shall not include any person or entity that acted only as a referral source for Northern Trust during the last twelve (12) months of Consultant's employment with Northern Trust or during the Consulting Period.
7.6.3 “Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without Northern Trust’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client to: (a) surrender, redeem or terminate a product, service or relationship with Northern Trust; (b) obtain any Competitive Service or Product from Consultant or any third party; or (c) transfer a product, or service that Northern Trust provided to its Client, or relationship from Northern Trust to Consultant or any third party.
7.6.4    “Restricted Person” means any person who provided services to Northern Trust (whether as an employee, agent, independent contractor, or otherwise) within the last six (6) months of Consultant's employment with Northern Trust or during the Consulting Period, and with whom Consultant had business-related contact, about whom she had access to confidential personnel information, or for whom she had direct or indirect supervisory responsibility, during her employment with Northern Trust or during the Consulting Period.
8. Confidential Information and Work Product.

8.1 Confidential Information.
8.1.1 Consultant agrees and acknowledges: (a) that in the course of and as a consequence of her previous employment with Northern Trust and her provision of the Consulting Services, Consultant has had or will have access to and be entrusted with Confidential Information (as defined below) concerning Northern Trust's business; (b) that Consultant has occupied and will occupy a position of trust and confidence with respect to such Confidential Information; (c) that Consultant's relationship with Northern Trust with respect to Confidential Information is fiduciary in nature and Northern Trust entrusted and entrusts Consultant with Confidential Information in reliance on a confidential relationship arising out of the employment relationship and the Consulting Services and Consultant's execution of this Agreement; (d) that such Confidential Information that Consultant has acquired or may acquire or to which Consultant has had or may have access is of great value to Northern Trust and gives Consultant a unique and enhanced ability to cause irreparable harm to Northern Trust if Consultant engages in acts prohibited by this Agreement; and (e) that Consultant has no right, title or ownership in Confidential Information.
8.1.2 Consultant will not, during the Consulting Period or thereafter, directly or indirectly, for Consultant's own or another’s benefit, use, make known or divulge (or assist another in using, making known or divulging) any Confidential Information, except: (a) as is required in the course of the Consulting Services; or (b) upon receipt of advance written consent from an authorized Executive Vice President of Northern Trust. Upon expiration of the Consulting Period, Consultant will turn over immediately to Northern Trust all documents and electronic files containing Confidential Information (including all copies) and all Northern Trust property, and Consultant shall retain no copies thereof.
8.1.3 "Confidential Information" means all information in any form (tangible or intangible) regarding the clients of Northern Trust, or regarding the current or planned business of Northern Trust, which has not been made generally known to the public by authorized representatives of Northern Trust, whether created or supplied to Consultant by Northern Trust or compiled by Consultant in the course of her employment duties for Northern Trust or in the course of the Consulting Services, including but not limited to: (a) client information, such as client lists (in any form) and other non-public personal, business, financial, or other information regarding the clients or prospective clients of Northern Trust, such as the identities of clients and prospective clients (including names, addresses, phone numbers, email addresses, and social security numbers or other government-issued identification numbers), information regarding clients’ accounts, their borrowings, their financial needs, their current or proposed transactions, their investment preferences and/or history, contract terms, client files, all internal analyses of clients and/or their accounts or investments, and all other information regarding clients that the client or applicable law designates as private or confidential; (b) financial information, such as financial plans, reports, and forecasts; earnings figures; and profitability information; (c) corporate strategies, and business, marketing and/or strategic plans; (d) business procedures and methods, computer data, software, and systems designs of Northern Trust; (e) all personnel records and data including, but not limited to, information obtained by Consultant or to which Consultant had access in the course of her employment duties for Northern Trust or in the course of the Consulting Services such as employee identity, performance, compensation and skill; provided, however, that nothing herein shall prohibit

Consultant from disclosing or discussing her own personnel data including, but not limited to, compensation; (f) any lists of employees, vendors, or independent contractors of Northern Trust; (g) all information for which Northern Trust has a legal or contractual obligation to treat as confidential; (h) “trade secrets” as that term is defined by the Defend Trade Secrets Act and/or the Uniform Trade Secrets Act, which term shall be deemed to include, but not be limited to, each item of Confidential Information specifically described in this paragraph; and (i) all information classified as “Highly Sensitive,” “Sensitive,” and “Not Sensitive - Business Use” under Northern Trust's Information Asset Classification Standard. Confidential Information does not include information that has become available to the public generally (other than as a result of any breach by Consultant of any obligation owed by Consultant to Northern Trust).
8.2    Defend Trade Secret Act Disclosure Notice
NOTICE is hereby given that this Agreement does not affect any immunity under 18 U.S.C. § 1833(b)(1) or (2). For the purposes of these subsections, reproduced below, the term "employee" includes any individual performing work as a contractor or consultant for an employer.
(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
8.3 Work Product.
8.3.1 Any work product, inventions, methods, processes, software, procedures, improvements, property, data, documentation, information or materials that are prepared, conceived, discovered, reduced to practice, developed or created by Consultant, either jointly or severally, during, in connection with, for the purpose of, related to, or as a result of any Consulting Services, the business of Northern Trust, or Northern Trust’s actual or demonstrably anticipated research or development (the "Work Product") shall be owned exclusively and perpetually by Northern Trust. During the Consulting Period and thereafter, Consultant agrees to disclose promptly all Work Product to Northern Trust. Consultant hereby unconditionally and irrevocably transfers and assigns to Northern Trust all right, title and interest (including all patent, copyright, trade secret and any other intellectual property rights) that Consultant currently has (or in the future may have) by operation of law or otherwise in or to any Work Product arising from the Consulting Services, in all media (whether now known or later developed) throughout the world in perpetuity. Consultant hereby waives all other rights (including without limitation "moral rights") in all Work Product.

8.3.2    To the extent that any document or other filing can be prepared or filed in order to perfect, evidence or register any transfer as referenced in Section 8.3.1 above, then Consultant, at the cost of Northern Trust, will sign and otherwise assist with any such document or filing (and any steps related thereto) as Northern Trust considers desirable.
9. Compensation and Related Matters. As compensation for the Consulting Services to be rendered by Consultant hereunder and the covenants herein made by Consultant to Northern Trust, Northern Trust shall pay Consultant a consulting fee equal to Three Hundred Seventy-Five Thousand Dollars ($375,000) per month during the Consulting Period (the "Consulting Fee"). Consultant shall be solely responsible for the payment of all federal, state and local taxes (including but not limited to income and self-employment taxes, and other amounts), including, as applicable, quarterly estimated payments or other periodic payments. In addition, Northern Trust will report any income paid to Consultant under this Agreement to the Internal Revenue Service on IRS Form 1099. Due to Consultant’s status as an independent contractor under this Agreement, Northern Trust will not pay, deduct or withhold any federal or state income or employment taxes from payments to Consultant under this Agreement. Northern Trust shall reimburse Consultant’s reasonable, documented expenses requested in writing by Northern Trust, including without limitation any expenses for Consultant's travel requested by Northern Trust.
10. Section 409A of the Internal Revenue Code.
10.1 Intention. The Parties intend that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").
10.2 Separation from Service. The Parties acknowledge and agree that Consultant retired from Northern Trust August 31, 2018 and the Parties intend such retirement to be treated as a "separation from service," as that term is defined in Section 409A and Treasury Regulation Section 1.409A-1(h), for purposes of determining the timing of payment of any non-qualified deferred compensation that Consultant is entitled to receive from Northern Trust as a result of her prior employment with, and retirement from, Northern Trust. The Parties further acknowledge and agree that their intent is not binding on the Internal Revenue Service ("IRS") and the IRS could determine, based on all of the facts and circumstances, that Consultant’s retirement did not constitute a separation from service due to the Consulting Services to be provided under this Agreement. Consultant further acknowledges and agrees that Northern Trust has no responsibility to provide any tax advice to Consultant (including advice with respect to Section 409A) and that Northern Trust shall have no obligation or responsibility to indemnify or reimburse Consultant for any taxes that may be imposed on her under Section 409A.
11. Assignment. This Agreement and each of the rights hereunder are personal to Consultant and shall not be transferred, assigned, sub-contracted, sublicensed, pledged or otherwise encumbered by Consultant in any manner, voluntarily, involuntarily, by operation of law or otherwise. Any such assignment shall be void, and the purported assignee shall acquire no rights in or under the Agreement.

12. Notices. All notices permitted or required hereunder shall be in writing and shall be deemed given only when sent by first class mail (return receipt requested), hand-delivered or sent by documented overnight delivery service with tracking capabilities to the Party to whom the notice is directed, at its or her address indicated below, all delivery charges prepaid. The Parties shall send a copy of each notice required to the other Party as follows:
To Northern Trust:
The Northern Trust Company
Attention: Chief Executive Officer
50 South LaSalle Street
Chicago, IL 60603

With copies to:
The Northern Trust Company
Attention: General Counsel
50 South LaSalle Street
Chicago, IL 60603

To Consultant:
Jana R. Schreuder
________________________________
________________________________

With copies to:
________________________________
________________________________
________________________________

13. Governing Law.
13.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the applicable substantive laws of the State of Illinois, without giving effect to its conflicts of laws rules. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in a court in any way arising out of this Agreement shall be brought solely and exclusively in, and shall be subject to the services of process and other applicable rules of, the state courts of Cook County, Illinois or the Federal courts for the Northern District of Illinois, and each Party irrevocably submits to the sole and exclusive personal jurisdiction of the courts in Illinois generally and unconditionally, with respect to any action, suit or proceeding brought by it or against it by the other Party. Notwithstanding the foregoing, claims for equitable relief may be brought in any court with proper jurisdiction within the United States.
13.2 Waiver of Jury Trial. BOTH PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY HEREBY WAIVE AND RELINQUISH THEIR (AND THEIR AFFILIATES’) RESPECTIVE RIGHT TO A TRIAL BY JURY ON ANY AND ALL ISSUES.

13.3 Injunctive Relief. Consultant acknowledges and agrees that the breach or threatened breach of this Agreement will cause Northern Trust and/or its parents, subsidiaries or affiliates irreparable harm to their good will for which there may be no adequate remedy at law. Consequently, in such circumstances, Northern Trust and/or its parents, subsidiaries or affiliates will be entitled to both: (i) the issuance of an injunction, restraining order, or other equitable relief, without posting a bond, restraining Consultant from committing or continuing to commit a violation; and (ii) monetary damages. Any right to obtain an injunction is not and shall not be deemed a waiver of any right to assert any other remedy Northern Trust and/or its parents, subsidiaries or affiliates may have at law or in equity.
14. General.
14.1    Interpretation. THIS AGREEMENT SHALL BE CONSTRUED WITHOUT REGARD TO THE PARTY RESPONSIBLE FOR ITS PREPARATION AND SHALL BE DEEMED AS PREPARED JOINTLY BY THE PARTIES ANY AMBIGUITY OR UNCERTAINTY HEREIN SHALL NOT BE INTERPRETED OR CONSTRUED AGAINST EITHER PARTY. Each Party shall bear its or her own costs and expenses incurred in connection with the execution of this Agreement.
14.2    No Modification. No amendment, modification or waiver of or consent with respect to, any provision of this Agreement shall be effective unless signed by an authorized representative for each Party. No course of dealing or usage of trade shall be invoked to modify the terms and conditions of the Agreement. Payment of any invoice shall not constitute an agreement to the content of the invoice or the acceptance of any Consulting Services.
14.3     Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, that provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected, and each of those provisions shall be valid and enforceable to the full extent permitted by law.
14.4    Survival. After this Agreement expires, those terms that expressly or by their nature contemplate performance after expiration shall survive and continue in full force and effect.
14.5    Rights and Remedies Cumulative. Unless expressly stated otherwise in this Agreement, all rights and remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity or otherwise.
14.6    Waiver. The failure of either Party to enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver to any extent of that Party's right to assert or rely upon any provision of this Agreement or right in that or any other instance. A delay or omission by either Party to exercise any right or power under this Agreement shall not be construed to be a waiver of that right or power. For any waiver to be effective, it must be in writing and signed by the Party waiving such right.
14.7     Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter of the Agreement (i.e., the consultancy) and supersedes any and all prior agreements, understandings, representations, negotiations or communications, written or oral, regarding the subject matter of this Agreement (i.e., the consultancy); provided, that this Agreement shall not modify any rights or obligations resulting from Consultant's prior employment by Northern Trust. There are no understandings or representations, express or implied, not expressly set forth in the Agreement. Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Agreement may be executed and delivered by facsimile or electronic mail and shall constitute the final agreement of the Parties and conclusive proof of such agreement. Any number of counterparts of this Agreement may be executed by either Party, and each such executed counterpart (including any facsimile thereof) shall be deemed to be an original, and in the aggregate but one and the same instrument.
IN WITNESS WHEREOF, the Parties have executed and delivered this Consulting Agreement as of the Effective Date, and have read, understood, accepted, and agreed to the above terms and conditions thereof, intending to be bound.

THE NORTHERN TRUST COMPANY		CONSULTANT:

Signature:	/s /Michael O’Grady	Signature:	/s/ Jana R. Schreuder

Print Name:	Michael O’Grady	Print Name:	Jana R. Schreuder

Title:	President & Chief Executive Officer	Title:	---

Date:	August 29, 2018	Date:	August 21, 2018